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                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement"); effective as of December 1, 1999, by and between Gulf Exploration and Development Corporation, a Texas corporation (the "Company"), with offices at 1410 Elm Street, Suite 3401, Dallas, Texas 75202 and Timothy Burroughs, ("Burroughs"), who resides at 9519 Windy Hollow, Valley Ranch, Texas 75063.

                                    RECITALS

         WHEREAS, the Company is engaged in the business of exploring for, producing, and selling oil and gas (the "Business"), with its principal Executive office in Dallas, Texas. For purposes of this Agreement, the term "Company" shall include the Company, its subsidiaries, affiliates, and assignees and any successors in interest of the Company and its subsidiaries and/or affiliates;

         WHEREAS, the Company desires to employ Burroughs and Burroughs desires to be employed by the Company, on the terms set forth herein;

         NOW, THEREFORE, in consideration of the foregoing the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment.

            1.1 Engagement of Employee. The Company agrees to employ Burroughs and Burroughs agrees to accept employment as President of the Company, all in accordance with the terms and conditions of this Agreement.

            1.2 Duties and Powers.

                        a. During the Employment Period (as defined herein),
                Burroughs shall serve as President of the Company, reporting directly to the Board of Directors of the Company (the "Board"), and will have such responsibilities, duties and authorities, and will render such services of an administrative character, or act in such other capacity for the Company as the Company's Board of Directors (the "Board") shall from time to time direct. Burroughs shall devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable


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                periods of illness or other incapacity) to the Business and affairs of the Company.

                        b. Burroughs acknowledges that his duties and
                responsibilities will require his full-time business efforts and agrees that during he Employment Period, he will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of his duties hereunder or which compete with the Company.

            1.3 Employment Period. Burroughs' employment under this Agreement shall begin on the date hereof and shall continue through and until the third anniversary of the date hereof (the "Initial Period") unless extended as provided in this Section 1.3 or terminated as provided in
         Section 1.4. The Company may renew this Agreement for additional one
         (1) year periods (the "Renewal Periods") on terms that are mutually acceptable to Burroughs and the Company at least ninety (90) days prior to the expiration of the Initial Period or any Renewal Period. The Initial Period and the Renewal Period are collectively referred to herein as the "Employment Period." Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4 and Section 1.5 below.

            1.4 Termination. The Company has the right to terminate Burroughs' employment hereunder, by notice to Burroughs in writing at any time (i) for "Cause," (ii) without Cause for any or no reason, and (iii) due to the Disability of Burroughs. Any such termination shall be effective upon the date of service of such notice pursuant to Section 15. In addition, this Agreement shall terminate automatically upon Burroughs' death.

            "Cause", as used herein, means the occurrence of any of the following events:

                        a. the failure of Burroughs to perform his duties or
                comply with reasonable directions of the Board;

                        b. the determination by the Board in the exercise of its
                reasonable judgment that Burroughs has committed an act or acts constituting (i) a felony or other crime involving moral turpitude, dishonesty or theft (ii) dishonesty or breach of duty with respect to the Company; or (iii) fraud;


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                        c. the determination by the Board in the exercise of its
                reasonable judgment that Burroughs has committed an act that (i) negatively affects the Company's business or reputation (including its relationships with its customers, suppliers, or employees), or (ii) indicates alcohol or drug abuse by Burroughs that adversely affects his performance hereunder;

                        d. a material breach by Burroughs of any of the terms
                and conditions of the Agreement; or

                        e. Burroughs' gross negligence in performance of his
                duties hereunder.

         Burroughs shall be deemed to have a "Disability" for purposes of this Agreement if he shall be unable, by reason of illness or physical or mental incapacity or disability to perform his duties hereunder, with or without reasonable accommodation by the Company, in substantially the manner and to the extent required hereunder prior to the commencement of such Disability for a total period of ninety (90) days in any one hundred eighty (180) day period.

         2. Compensation and Benefits

            2.1 Base Compensation. During the Employment Period, the Company will pay Burroughs a base salary at a rate of $150,000 per annum (the "Base Salary"). The Board shall perform an annual review of Burroughs' Base Salary based on Burroughs' performance of his duties and the Company's other compensation policies.

            2.2 Bonuses. During the Employment Period, Burroughs shall be eligible for bonuses of up to 20% of his base salary of $150,000 each time the Company completes a major acquisition, funding, or financing.

            2.3 Options. At the inception of the Employment Period, Burroughs shall receive stock options good for three years from the date of issuance to purchase up to 500,000 shares of the Company's common stock a year at a price which shall not be greater than 50% of the average bid price for the shares during the previous year.

            2.4 Benefits. In addition to the Base Salary, Burroughs will be entitled to the following benefits during the Employment Period if offered by the Company, unless otherwise altered by the Board with respect to all Executives of the Company:

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                        a. hospitalization, disability, life and health
                insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;

                        b. up to two (2) weeks paid vacation each year with
                salary, consistent with Company policy for all senior employees and provided that unused vacation time shall not be carried over to subsequent years;

                        c. reimbursement for reasonable, ordinary and necessary
                out-of-pocket expenses incurred by Burroughs in the performance of his duties, subject to the Company's policies in effect from time to time with respect to travel, entertainment and other expenses, including, without limitation, requirements with respect to reporting and documentation of such expenses;

                        d. a $500 a month car allowance;

                        e. other benefit arrangements, including a 401(k) or
                similar tax deferral plan, to the extent made generally available by the Company to its Executives and key management employees.

            2.5 Compensation After Termination.

                        a. If the Employment Period is terminated (i) by the
                Company for Cause or due to the death or Disability of Burroughs, (ii) by Burroughs or (iii) through expiration of the Employment Period, then the Company shall have no further obligations hereunder or otherwise with respect to Burroughs' employment from and after the termination or expiration date (except payment of Burroughs' Base Salary accrued through the date of termination or expiration and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Section 3 hereof at law or in equity).

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                        b. If the Employment Period is terminated by the Company
                without Cause, Burroughs shall be entitled to receive the payment of the Base Salary through the remainder of the Initial Period or, at the option of the Company, in lieu of such Base Salary a lump sum payment other payments in a mutually agreeable amount. The Company shall have no other obligations hereunder or otherwise with respect to Burroughs' employment from and after the termination of his employment or expiration of this Agreement, and the Company shall continue to have all rights available hereunder (including, without limitation, all rights under Sections 3, 4, 5 and 6 hereof, at law or in equity).

            2.6 Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the Employment Period, Burroughs shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other senior Executive employees. The termination of this Agreement shall not result in forfeiting vested benefits such as pension or 401(k) plan benefits that have vested in Burroughs as of the date of termination.

         3. Covenant Not to Compete.

            3.1 Burroughs' Acknowledgment. Burroughs agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that Burroughs undertake not to utilize his knowledge of the Business and his relationships with customers and suppliers to compete with the Company. Burroughs further acknowledges that:

                        a. the Company is and will be engaged in the Business;

                        b. Burroughs occupies a position of trust and confidence
                with the Company and, during employment under this Agreement, Burroughs will be familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company;

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                        c. the agreements and covenants contained in this
                Section 3 are essential to protect the Company and the goodwill of the Business; and

                        d. Burroughs' employment with the Company has special,
                unique and extraordinary value to the Company and the Company would be irreparably damaged if Burroughs were to provide services to any person or entity in violation of the provisions of this Agreement.

            3.2 Competitive Activities. The following terms have the following meanings for the purposes of this Section 3.2:

            "Restricted Period" means the longer of: (i) the period during which Burroughs is employed by the Company, or (ii) the period of twelve (12) months from and after the date hereof.

            "Territory" means each and every city and county in each state in which the Company conducted business on or prior to the date hereof and/or in which the Company conducts business. A complete list of those counties is attached as Exhibit A.

            Burroughs hereby agrees that during the Restricted Period he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest or participate in any manner in, act a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operate, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the business of (i)exploring for, producing, or selling oil and gas at the time of termination to be provided by the Company, anywhere in the Territory. With respect to the Territory, Burroughs specifically acknowledges that the Company has conducted the Business throughout those areas comprising the Territory and that the Company intends to continue to expand the Business throughout the Territory.

            3.3 Solicitation of Employees. Without limited the generality of the provisions of Section 3.2 above, Burroughs hereby agrees that during the Restricted Period he will not (except on behalf of the Company), directly or indirectly, solicit or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits, business from any person, firm, corporation or other entity


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         which is or was a customer or supplier of the Company during the term of this Agreement.

         4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one the same Agreement.

         5. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courtier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to these addresses indicated below:

         If to Burroughs:

                  Timothy Burroughs
                  9519 Windy Hollow
                  Valley Ranch, Texas 75063

         If to the Company:

                  Gulf Exploration and Development Corporation
                  1401 Elm Street, Suite 3401
                  Dallas, Texas 75202

         with a copy to:

                  Richard M. Hewitt, P.C.
                  Seven Village Circle
                  Suite 220
                  Westlake, Texas 76262


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                      COMPANY:

                                      GULF EXPLORATION AND DEVELOPMENT
                                      CORPORATION



                                      By:
                                         -------------------------------------
                                         Randall May, President

                                         -------------------------------------
                                         Christine Coley, Secretary / Treasurer


                                      EMPLOYEE:



                                      By:
                                         -------------------------------------
                                         Timothy Burroughs







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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                    COMPANY:

                                    GULF EXPLORATION AND DEVELOPMENT CORPORATION



                                    By:
                                       -----------------------------------------
                                       Tim Burroughs, Chairman of the Board

                                       -----------------------------------------
                                       Christine Coley, Secretary / Treasurer


                                    EMPLOYEE:



                                    By:
                                       -----------------------------------------
                                       Randall May








EMPLOYMENT AGREEMENT - EXHIBIT A


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       COMPANY:

                                       GULF EXPLORATION AND DEVELOPMENT
                                       CORPORATION



                                       By:
                                          -------------------------------------
                                          Randall May, President

                                          -------------------------------------
                                          Christine Coley, Secretary / Treasurer


                                       EMPLOYEE:



                                       By:
                                          -------------------------------------
                                          Lane McNamara



EMPLOYMENT AGREEMENT - PAGE 10